Exhibit 99.1

CITIZENS HOLDING COMPANY REPORTS EARNINGS

PHILADELPHIA, Miss.—(BUSINESS WIRE)—January 25, 2019—Citizens Holding Company (NASDAQ:CIZN) announced today results of operations for the three and twelve months ended December 31, 2018.

Net income for the three months ended December 31, 2018 of $1.715 million, or $0.35 per share-basic and diluted, an increase of $2.840 million from a net loss of ($1.125) million, or ($0.23) per share-basic and diluted for the same quarter in 2017. The majority of the increase relates to the impact of the Tax Cuts and Jobs Act of 2017. Adjusting the three months ending December 31, 2017 earnings for this impact results in an earnings per share, basic and diluted, of $0.30.

Net interest income for the fourth quarter of 2018, after the provision for loan losses, was $6.231 million, approximately 12.0% lower than the same period in 2017. The provision for loan losses for the three months ended December 31, 2018 was $193 thousand compared to a negative $288 thousand for the same period in 2017. The increase in the provision reflects management’s estimate of inherent losses in the loan portfolio including the impact of current local and national economic conditions and an increase in total loans outstanding. The net interest margin was 2.93% for the fourth quarter of 2018 compared to 2.98% for the same period in 2017. This decrease was due to both an increase in interest rates paid on interest bearing liabilities partially offset by an increase in yields on interest bearing assets.

Non-interest income increased in the fourth quarter of 2018 by $110 thousand, or 5.3%, while non-interest expenses decreased $545 thousand, or 7.4%, compared to the same period in 2017. The increase in non-interest income was mainly the result of an increase in service charges on checking accounts and other service charges and fees partially offset by a decrease in other non-interest income. Non-interest expense decreased due to a decrease in salaries and employee benefits, occupancy expense and other non-interest expenses. The decrease in non-interest expense was due in a large part to reduced loan collection expense and other losses coupled with an overall focus on cost containment company-wide.

Net income for the twelve months ended December 31, 2018 increased 80.2% to $6.672 million, or $1.36 per share-basic and diluted, from $3.703 million, or $0.76 per share-basic and diluted, for the twelve months ended December 31, 2017. The majority of the increase relates to the impact of the Tax Cuts and Jobs Act of 2017. Adjusting December 31, 2017 earnings for this impact results in an earnings per share, basic and diluted, of $1.29. Net interest income for the twelve months ended December 31, 2018, after the provision for loan losses, decreased 4.2% to $26.566 million from $27.728 million for the same period in 2017. Net interest margin for the twelve months ended December 31, 2018, increased to 3.05% in 2018 from 3.01% in the same period in 2017. The provision for loan losses for the twelve months ended December 31, 2018 was $334 thousand compared to negative $543 thousand in 2017. The increase in the provision reflects management’s assessment of inherent losses in the loan portfolio including the impact caused by current local and national economic conditions and an increase in loans outstanding.

Non-interest income increased by $325 thousand, or 3.9%, and non-interest expense decreased by $563 thousand, or 2.0%, for the twelve months ended December 31, 2018 when compared to the same period in 2017. The increase in other non-interest income was the result of increases in service charges on deposit accounts and other service charges and fees partially offset by a decrease in other non-interest income. Non-interest expense decreased due to a decrease in salary and benefits costs and other operating expenses partially offset by an increase in occupancy expense.

Total assets as of December 31, 2018 decreased to $958.630 million, down $34.466 million, or 3.5%, when compared to $993.096 million at December 31, 2017. Deposits increased by $35.537 million, or 4.9%, and loans, net of unearned income, increased by $23.867 million, or 5.9%, when compared to December 31, 2017. The increase in loans, net of unearned income, was due to new loan demand in excess of loan payments. Non-performing assets increased by $979 thousand to $13.348 million at December 31, 2018 as compared to $12.369 million at December 31, 2017, due to decreases in other real estate owned, loans 90 days or more past due and still accruing interest offset by an increase in non-accrual loans.

During the twelve months of 2018, the Company paid dividends totaling $0.96 per share.

Citizens Holding Company (the “Company”) is a one-bank holding company and the parent company of The Citizens Bank of Philadelphia (the “Bank”), both headquartered in Philadelphia, Mississippi. The Bank currently has twenty-four banking locations in fourteen counties in East Central and South Mississippi and a Loan Production Office in Oxford, Mississippi to offer loan services to north Mississippi. In addition to full service commercial banking, the Bank offers mortgage loans, title insurance services through its subsidiary, Title Services, LLC, and a full range of Internet banking services including online banking, bill pay and cash management services for businesses. Internet banking services are available at the Bank’s website, www.thecitizensbankphila.com. Citizens Holding Company stock is listed on the NASDAQ Global Market and is traded under the symbol CIZN. The Company’s transfer agent is American Stock Transfer & Trust Company. Information about Citizens Holding Company may be obtained by accessing its corporate website at www.citizensholdingcompany.com.

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical facts included in this release regarding the Company’s financial position, results of operations, business strategies, plans, objectives and expectations for future operations, are forward looking statements. The Company can give no assurances that the assumptions upon which such forward-looking statements are based will prove to have been correct. Forward-looking statements speak only as of the date they are made. The Company does not undertake a duty to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made. Such forward-looking statements are subject to certain risks, uncertainties and assumptions. The risks and uncertainties that may affect the operation, performance, development and results of the Company’s and the Bank’s business include, but are not limited to, the following: (a) the risk of adverse changes in business conditions in the banking industry generally and in the specific markets in which the Company operates; (b) changes in the legislative and regulatory environment that negatively impact the Company and Bank through increased operating expenses; (c) increased competition from other financial institutions; (d) the impact of technological advances; (e) expectations about the movement of interest rates, including actions that may be taken by the Federal Reserve Board in response to changing economic conditions; (f) changes in asset quality and loan demand; (g) expectations about overall economic strength and the performance of the economics in the Company’s market area; and (h) other risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission. Should one or more of these risks materialize or should any such underlying assumptions prove to be significantly different, actual results may vary significantly from those anticipated, estimated, projected or expected.

Citizens Holding Company

Financial Highlights

(amounts in thousands, except share and per share data)

	For the Three Months Ending			For the Twelve Months Ending
	December 31 2018	September 30 2018	December 31 2017	December 31 2018	December 31 2017
INTEREST INCOME
Loans, including fees	$5,375	$5,166	$4,717	$20,242	$18,734
Investment securities	2,670	2,697	2,854	10,924	11,498
Other interest	48	25	102	193	296

	8,093	7,888	7,673	31,359	30,528
INTEREST EXPENSE
Deposits	1,084	710	487	2,811	1,922
Other borrowed funds	585	459	394	1,648	1,421

	1,669	1,169	881	4,459	3,343
NET INTEREST INCOME	6,424	6,719	6,792	26,900	27,185
PROVISION FOR (REVERSAL OF) LOAN LOSSES	193	289	(288)	334	(543)

NET INTEREST INCOME AFTER PROVISION FOR (REVERSAL OF) LOAN LOSSES	6,231	6,430	7,080	26,566	27,728
NON-INTEREST INCOME
Service charges on deposit accounts	1,180	1,171	1,062	4,562	4,239
Other service charges and fees	732	761	645	2,879	2,638
Other non-interest income	288	289	383	1,158	1,397

	2,200	2,221	2,090	8,599	8,274
NON-INTEREST EXPENSE
Salaries and employee benefits	3,519	3,668	3,618	14,530	14,772
Occupancy expense	1,357	1,486	1,400	5,730	5,385
Other non-interest expense	1,900	1,741	2,303	7,405	8,071

	6,776	6,895	7,321	27,665	28,228
NET INCOME BEFORE TAXES	1,655	1,756	1,849	7,500	7,774
INCOME TAX (BENEFIT) EXPENSE	(60)	260	2,974	828	4,071

NET INCOME (LOSS)	$1,715	$1,496	($1,125)	$6,672	$3,703

Earnings (loss) per share – basic	$0.35	$0.31	($0.23)	$1.36	$0.76

Earnings (loss) per share – diluted	$0.35	$0.31	($0.23)	$1.36	$0.76

Dividends Paid	$0.24	$0.24	$0.24	$0.96	$0.96

Average shares outstanding – basic	4,892,530	4,899,520	4,882,705	4,889,420	4,878,691
Average shares outstanding – diluted	4,896,201	4,904,613	4,892,233	4,899,218	4,895,848

	For the Period Ended,
	December 31, 2018	September 30, 2018	December 31, 2017
Period End Balance Sheet Data:
Total assets	$958,630	$962,968	$993,096
Total earning assets	885,416	883,667	910,282
Loans, net of unearned income	429,277	434,606	405,410
Allowance for loan losses	3,372	3,173	3,019
Total deposits	756,222	757,380	720,685
Short-term borrowings	0	26,500	11,500
Long-term borrowings	15	17	20,000
Shareholders’ equity	83,866	79,795	88,451
Book value per share	$17.09	$16.27	$18.07
Period End Average Balance Sheet Data:
Total assets	$971,893	$973,553	$1,013,177
Total earning assets	894,099	893,022	929,261
Loans, net of unearned income	418,136	413,725	395,216
Total deposits	760,992	765,580	762,983
Short-term borrowings	20,986	19,628	668
Long-term borrowings	512	688	21,644
Shareholders’ equity	83,907	84,625	90,230
Period End Non-performing Assets:
Non-accrual loans	$9,839	$10,101	$7,582
Loans 90+ days past due and accruing	73	0	807
Other real estate owned	3,440	3,414	3,980

	As of
	December 31, 2018	September 30, 2018	December 31, 2017
Year to Date Net charge-offs as a percentage of average net loans	0.00%	0.00%	0.09%
Year to Date Performance Ratios:
Return on average assets(1)	0.69%	0.68%	0.62%
Return on average equity(1)	7.95%	7.81%	7.01%
Year to Date Net Interest
Margin (tax equivalent)(1)	3.05%	3.10%	3.01%

(1) Annualized

Contact:

Citizens Holding Company, Philadelphia

Robert T. Smith, 601/656-4692

rsmith@tcbphila.com